Exhibit 99.13
Registration Rights Agreement

EXECUTION VERSION
REGISTRATION RIGHTS AGREEMENT
          This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of May 18, 2009, by and between Central European Media Enterprises Ltd., a Bermuda company (the “Company”) and Time Warner Media Holdings B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands (“TW”). Certain capitalized terms used in this Agreement are defined in Section 2 hereof.
          1. Recitals.
          1.1 WHEREAS, the Company and TW Media Holdings LLC, a Delaware limited liability company (“TWMH”), are parties to that certain Subscription Agreement, dated as of March 22, 2009 (the “Subscription Agreement”);
          1.2 WHEREAS, TWMH has assigned its rights and obligations under the Subscription Agreement to TW, pursuant to the terms of that certain Assignment and Assumption Agreement, dated May 1, 2009, by and between TWMH and TW;
          1.3 WHEREAS, as of the date hereof, the Company issued to TW (a) fourteen million five hundred thousand (14,500,000) newly issued Class A Common Shares (the “TW Class A Common Shares”) and (b) four million five hundred thousand (4,500,000) newly issued Class B Common Shares (the “TW Class B Common Shares” and, together with the TW Class A Common Shares, the “TW Common Shares”) in exchange for cash in the aggregate amount of US$241,500,000, on the terms and conditions set forth in the Subscription Agreement;
          1.4 WHEREAS, the Class B Common Shares are convertible into Class A Common Shares;
          1.5 WHEREAS, each of Ronald S. Lauder, RSL Savannah LLC (“RSL Savannah”), TW and the Company is a party to that certain Irrevocable Voting Deed and Corporate Representative Appointment, dated as of the date hereof (the “TW Voting Agreement”); and
          1.6 WHEREAS, the Company and TW desire to enter into this Agreement to provide for certain matters with respect to the registration of (a) the TW Class A Common Shares, (b) the Class A Common Shares into which the TW Class B Common Shares are convertible ((a) and (b) collectively, the “Shares”) and certain other Class A Common Shares acquired by TW and its Affiliates after the date hereof.
          NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
          2. Definitions.
          As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

     “Affiliate”: of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise).
     “Agreement”: As defined in the preamble hereto.
     “Class A Common Shares”: means the shares of Class A Common Stock, par value $0.08 per share, of the Company, having such rights associated with such Class A Common Shares as set forth in the governing documents of the Company, including the Company’s Bye-laws, and any Equity Securities issued or issuable in exchange for or with respect to such Class A Common Shares (i) by way of dividend, split or combination of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or similar transaction.
     “Class B Common Shares”: means the shares of Class B Common Stock, par value $0.08 per share, of the Company, having such rights associated with such Class B Common Shares as set forth in the governing documents of the Company, including the Company’s Bye-laws, and any Equity Securities issued or issuable in exchange for or with respect to such Class B Common Shares (i) by way of dividend, split or combination of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or similar transaction.
     “Commission”: The Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.
     “Company”: As defined in the preamble of this Agreement.
     “Equity Securities”: means (i) shares or other equity interests (including the Class A Common Shares and the Class B Common Shares) of the Company and (ii) options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, shares or other equity interests of the Company.
     “Exchange Act”: The Securities Exchange Act of 1934, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. Reference to a particular Section of the Securities Exchange Act of 1934 shall include a reference to the comparable Section, if any, of any such similar Federal statute.
     “Initiating Holders”: Any holder or holders of Registrable Securities initiating a request pursuant to Section 3.1 for the registration of all or part of such holder’s or holders’ Registrable Securities; provided however, that to initiate a request for registration pursuant to Section 3.1(a), such holder(s) must hold more than fifty percent

(50%) of all the outstanding Registrable Securities (as adjusted for splits, combination of shares, reclassification, recapitalization or like changes in capitalization) (for purposes of this calculation, the Class B Common Shares held by such holder that are convertible into Registrable Securities shall be taken into account). For the avoidance of doubt, an Initiating Holder shall only be TW, any TW Permitted Transferee (as defined in the Investor Rights Agreement), and any other transferees who, together with their Affiliates, acquire at least 25% of the Shares (as adjusted for splits, combination of shares, reclassification, recapitalization or like changes in capitalization) (such transferees, “Other Permitted Transferees”).
     “Investor Rights Agreement”: As defined in Section 12 of this Agreement.
     “NASDAQ”: The automated screen-based quotation system operated by the Nasdaq Stock Market, Inc., a subsidiary of the National Association of Securities Dealers, Inc., or any successor thereto.
     “Other Permitted Transferees”: As defined in the definition of “Initiating Holders” above.
     “Person”: Any individual, corporation, partnership, limited liability company, association or trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Registrable Securities”: Any (i) TW Class A Common Shares, (ii) any Class A Common Shares acquired by TW or one of its Affiliates pursuant to the right of first offer in accordance with the Investor Rights Agreement, (iii) any Class A Common Shares issued upon conversion of the TW Class B Common Shares, (iv) any Class A Common Shares acquired by TW or one of its Affiliates after the date hereof, so long as in the written opinion of counsel reasonably satisfactory to the Company such shares when taken together with all other Registrable Securities beneficially owned by TW and its Affiliates may not be transferred in any three (3) month period without restriction or limitation pursuant to Rule 144 (without regard to permitted dispositions by non-affiliates of the Company) and Registrable Securities defined in clauses (i), (ii), (iii) and (v) of this definition of “Registrable Securities” are then outstanding and (v) any securities issued or issuable with respect to any Class A Common Shares referred to above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided that such Class A Common Shares or such securities issued or issuable with respect to any Class A Common Shares are held by either TW, TW Permitted Transferees (as defined in the Investor Rights Agreement) or Other Permitted Transferees. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (b) they shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, (c) they shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of them shall not require registration or qualification of them under the Securities Act or any similar state law then in force, (d) in the written opinion of counsel to the holder all Registrable Securities beneficially owned by such holder of Registrable Securities may be transferred in any three (3) month period without restriction or limitation pursuant to Rule 144 (without regard to permitted dispositions by non-affiliates of the Company) or (e) they shall have ceased to be outstanding. Notwithstanding anything herein to the contrary, the holders of Registrable Securities shall include, and the rights of holders of Registrable Securities pursuant to the terms of this Agreement shall be attributable to, any Person who has the right exercisable in its discretion to acquire Registrable Securities, whether pursuant to a conversion of Class B Common Shares or otherwise, without any requirement that such Person acquire (whether pursuant to such conversion, distribution or otherwise) such Registrable Securities prior to an offering of such securities.
     “Registration Expenses”: All expenses incident to the Company’s performance of or compliance with Section 3, including, without limitation, all registration, filing and Financial Industry Regulatory Authority fees, all stock exchange listing fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the reasonable fees and disbursements of counsel for the Company, one counsel for the selling shareholders and of the Company’s independent public accountants, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance, any fees and disbursements of underwriters customarily paid by issuers of securities, but excluding underwriting discounts and commissions and transfer or other taxes, if any.
     “Rule 144”: As defined in Section 16(a) of this Agreement.
     “Securities Act”: The Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as of the same shall be in effect at the time. References to a particular Section of the Securities Act of 1933 shall include a reference to the comparable Section, if any, of any such similar federal statute.
     “Shares”: As defined in the recitals of this Agreement.
     “Shelf Registration”: As defined in Section 3.1(b) of this Agreement.
     “Shelf Registration Statement”: As defined in Section 3.1(b) of this Agreement.
     “Subscription Agreement”: As defined in the recitals of this Agreement.
     “TW”: As defined in the preamble of this Agreement.
     “TW Class A Common Shares”: As defined in the recitals of this Agreement.
     “TW Class B Common Shares”: As defined in the recitals of this Agreement.

     “TW Common Shares”: As defined in the recitals of this Agreement.
     “TW Voting Agreement”: As defined in the recitals of this Agreement.
     “TWMH”: As defined in the recitals of this Agreement.
     3. Registration under Securities Act, etc.
     3.1 Registration on Request.
               (a) Request. At any time, upon the written request of one or more Initiating Holders requesting that the Company effect the registration under the Securities Act of all or part of such Initiating Holders’ Registrable Securities and specifying the intended method of disposition thereof, the Company will promptly give written notice of such requested registration to all registered holders of Registrable Securities, and thereupon the Company will, subject to the terms of this Agreement, use commercially reasonable efforts to effect the registration under the Securities Act of the Registrable Securities which the Company has been so requested to register by such Initiating Holders for disposition (not to exceed, in the case of an underwritten offering, the number of Registrable Securities that the managing underwriter shall advise the Company in writing (with a copy to each holder of Registrable Securities requesting registration) may be distributed, in its belief, without interfering with the successful marketing of such securities (such writing to state the basis of such belief)) in accordance with the intended method of disposition stated in such request to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered. Notwithstanding the foregoing, the Company shall not be required to effect more than two registrations pursuant to this Section 3.1(a) in any period of twelve consecutive calendar months. The Company shall be entitled to elect to register securities for its own account in connection with the offering of Registrable Securities pursuant to this Section 3.1(a), subject to (i) the managing underwriter of such offering advising the Initiating Holder in writing that, in its opinion, the inclusion of such securities on behalf of the Company will not result in a number of securities being offered which exceeds the number of securities which the managing underwriter believes could be sold in the offering and (ii) the inclusion of such securities on behalf of the Company not entitling any other Person to include securities in such offering.
               (b) Shelf Registration. So long as the Company is eligible to register securities on Form S-3 under the Securities Act (or any successor or similar form then in effect), the Company shall, at the request of the Initiating Holders, use its commercially reasonable efforts to promptly file and cause to be effective, if available, a registration statement on Form S-3 (a “Shelf Registration Statement”) for an offering of Registrable Securities to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (a “Shelf Registration”) and shall use its commercially reasonable efforts to keep the Shelf Registration Statement effective and usable for the resale of Registrable Securities until the date on which all Registrable Securities so registered have been sold pursuant to the Shelf Registration Statement or until such securities cease to be Registrable Securities.
               (c) Offering Requirements. The Company shall not be required to effect any registration of Registrable Securities pursuant to Section 3.1(a) or

Section 3.1(b) unless the anticipated aggregate public offering price (before any underwriting discounts and commissions) of the Registrable Securities requested to be registered by the Initiating Holders is equal to or greater than $25 million; provided that, in the case of an underwritten offering, the Company shall not be required to effect any such registration unless the anticipated aggregate public offering price (before any underwriting discounts and commissions) of the Registrable Securities requested to be registered by the Initiating Holders is equal to or greater than $100 million. Notwithstanding the foregoing, the Company shall not be obligated to effect any such registration if within 20 days of receipt of a written request from any Initiating Holder or Initiating Holders pursuant to this Section 3.1, the Company gives notice to such Initiating Holder or Initiating Holders of the Company’s intention to make a public offering within 45 days from receipt of such written request from any Initiating Holder or Initiating Holders (other than on Form S-4 or S-8 or any successor or similar forms); provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and provided that the Company may only delay an offering pursuant to this provision for a period of not more than 45 days, if a filing of any other registration statement is not made within that period, and the Company may only exercise this right twice in any twelve (12)-month period.
               (d) Registration Statement Form. Registrations under Section 3.1(a) shall be on such appropriate registration form of the Commission (i) as shall be selected by the Company and (ii) as shall permit the disposition of such Registrable Securities in accordance with the intended method or methods of disposition specified in their request for such registration.
               (e) Expenses. The Company shall pay any Registration Expenses (excluding underwriting discounts and commissions and transfer or other taxes, if any) in connection with each registration requested under this Section 3.1; provided that the Company shall not be required to pay any Registration Expenses if the registration request is subsequently withdrawn at the request of the holders of a majority of the Registrable Securities to be registered (in which case all selling shareholders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration). Underwriting discounts and commissions and transfer or other taxes (if any) in connection with each such registration shall be allocated pro rata among all Persons on whose behalf securities of the Company are included in such registration, on the basis of the respective amounts of the securities then being registered on their behalf.
               (f) Effective Registration Statement. A registration requested pursuant to this Section 3.1 shall not be deemed to have been effected (i) unless a registration statement with respect thereto has become effective, provided that a registration which does not become effective after the Company has filed a registration statement with respect thereto solely by reason of the refusal to proceed of the Initiating Holders shall be deemed to have been effected by the Company at the request of such Initiating Holders, (ii) if, after it has become effective, such registration becomes subject to, for longer than 60 days, any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason or (iii) the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied by reason of an act or omission by the Company. If a Shelf Registration is requested, the Company shall not be required to keep the registration statement effective during any period or periods (up to a total of 90 days in any 12-month period) if, based on the advice of counsel, the continued effectiveness of the registration statement would require the Company to disclose a material financing, acquisition, corporate development or other material information and the Company shall have determined that such disclosure would be detrimental to the Company; provided, further, that the requirement to use commercially reasonable efforts to keep the registration statement effective shall be extended one day for each day that the Company allows the effectiveness of the registration statement to lapse in reliance on the preceding proviso.
               (g) Selection of Underwriters. If a registration pursuant to this Section 3.1 involves an underwritten offering, one or more underwriters of internationally recognized standing shall be selected by the Company as underwriters thereof, provided that if the holders of a majority of the Registrable Securities reasonably object to the qualifications of such underwriter or underwriters, the Company shall select one or more underwriters in addition to the underwriter or underwriters to which objection was so made.
          3.2 Incidental Registration.
               (a) Right to Include Registrable Securities. If the Company at any time proposes to register any of its securities under the Securities Act (other than on Form S-4 or S-8 or any successor or similar forms and other than pursuant to Section 3.1), whether or not for sale for its own account, it will each such time give prompt written notice to all holders of Registrable Securities of its intention to do so and of such holders’ rights under this Section 3.2. Upon the written request of any such holder made within 10 business days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such holder and the intended method of disposition thereof), the Company will, subject to the terms of this Agreement, use its commercially reasonable efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the holders thereof, to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered, by inclusion of such Registrable Securities in the registration statement which covers the securities which the Company proposes to register (whether or not for sale for its own account), provided that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason either not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any holder or holders of Registrable Securities entitled to do so to request that such registration be effected as a registration under Section 3.1, and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities, for the same period as the delay in registering such other securities. No registration effected under this Section 3.2 shall relieve the Company of its obligation to effect any registration upon request under Section 3.1, nor shall any such registration hereunder be deemed to have been effected pursuant to Section 3.1. The Company will pay all Registration Expenses in connection with each registration of Registrable

Securities requested pursuant to this Section 3.2. Underwriting discounts and commissions and transfer or other taxes (if any) in connection with each such registration shall be allocated pro rata among all Persons on whose behalf securities of the Company are included in such registration, on the basis of the respective amounts of the securities then being registered on their behalf.
               (b) Priority in Incidental Registrations. If (i) a registration pursuant to this Section 3.2 involves an underwritten offering of the securities so being registered, whether or not for sale for the account of the Company, to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction and (ii) the managing underwriter of such underwritten offering shall inform the Company and holders of the Registrable Securities requesting such registration by letter of its belief that the distribution of all or a specified number of such Registrable Securities concurrently with the securities being distributed by such underwriters would interfere with the successful marketing of the securities being distributed by such underwriters (such writing to state the basis of such belief and the approximate number of such Registrable Securities which may be distributed without such effect), then the Company may, upon written notice to all holders of such Registrable Securities and to holders of such other securities so requested to be included, exclude from such underwritten offering (if and to the extent stated by such managing underwriter to be necessary to eliminate such effect) (i) first, the number of such Registrable Securities so requested to be included in the registration pro rata among such holders on the basis of the number of such securities requested to be included by such holders and (ii) second, shares of such other securities so requested to be included by the holders of such other securities, so that the resultant aggregate number of such Registrable Securities and of such other shares of securities so requested to be included which are included in such underwritten offering shall be equal to the approximate number of shares stated in such managing underwriter’s letter.
          3.3 Registration Procedures.
          If and whenever the Company is required to use its commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 3.1 and 3.2, the Company shall, as expeditiously as possible:
               (i) prepare and (in the case of a registration pursuant to Section 3.1, such filing to be made within 30 days after the initial request of one or more Initiating Holders of Registrable Securities) file with the Commission the requisite registration statement to effect such registration and thereafter use its commercially reasonable efforts to cause such registration statement to become and remain effective, provided, however, that the Company may postpone the filing or effectiveness of any registration statement otherwise required to be filed by the Company pursuant to this Agreement or suspend the use of any such registration statement for a period of time, not to exceed 90 days in any 12-month period, if, based on an opinion of counsel to the Company, the Company determines that the filing or continued use of such registration statement would require the Company to disclose a material financing, acquisition or other corporate development and the Company shall have determined that such disclosure would be detrimental to the Company; provided, further, that the Company may discontinue any registration of its securities which are not Registrable Securities (and, under the circumstances specified in Section 3.2(a), its securities which are Registrable Securities) at any time prior to the effective date of the registration statement relating thereto;
               (ii) subject to Section 3.1(f), prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the earlier of (a) such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement or (b) such time as such securities cease to be Registrable Securities;
               (iii) furnish or make available to each seller of Registrable Securities covered by such registration statement such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such seller may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such seller; for the avoidance of doubt, the Company shall not be obligated to print any prospectuses other than in a public underwritten transaction;
               (iv) use its commercially reasonable efforts to register or qualify all Registrable Securities and other securities covered by such registration statement under such other securities laws or blue sky laws of such jurisdictions as any seller thereof shall reasonably request, to keep such registrations or qualifications in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subdivision (iv) be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;
               (v) use its commercially reasonable efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

               (vi) if an underwritten offering, enter into an underwriting agreement in customary and usual form with the underwriter(s) of such offering;
               (vii) notify the holders of Registrable Securities and the managing underwriter or underwriters, if any, promptly and confirm such advice in writing promptly thereafter:
               (A) when the registration statement, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement has been filed, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective;
               (B) of any request by the Commission for amendments or supplements to the registration statement or the prospectus or for additional information;
               (C) of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose;
               (D) if at any time the representations and warranties of the Company made in an underwriting agreement as contemplated by Section 3.4 below cease to be true and correct; and
               (E) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation or threat of any proceeding for such purpose;
               (viii) notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon the Company’s discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such seller promptly prepare and furnish to such seller and each underwriter, if any, a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;
               (ix) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement;

               (x) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all pertinent financial and other records, pertinent organizational documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all reasonably available information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;
               (xi) permit one legal counsel to the sellers of Registrable Securities covered by such registration statement (which counsel shall be chosen by such sellers) to review and comment upon such registration statement filed pursuant to Section 3.1 and all amendments and supplements thereto at least three (3) days prior to their filing with the Commission, and not file any document in a form to which such legal counsel to such sellers reasonably objects;
               (xii) reasonably cooperate with the sellers of Registrable Securities being offered to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a registration statement and enable such certificates to be in such denominations or amounts, as the case may be, as such sellers may reasonably request and registered on such names as such sellers may request;
               (xiii) provide each seller of Registrable Securities covered by such registration statement with contact information for the Company’s transfer agent and registrar for all Registrable Securities registered pursuant to a registration statement hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration statement;
               (xiv) in connection with any underwritten offering of Registrable Securities, furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, (1) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to the underwriters, addressed to the underwriters and (2) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to the underwriters, addressed to the underwriters;
               (xv) cause all Registrable Securities to be qualified for inclusion in or listed on the Prague Stock Exchange, the NASDAQ or any domestic or foreign securities exchange on which securities of the same class issued by the Company are then so qualified or listed; and

               (xvi) take such other action that may be requested by a seller of Registrable Securities that are customary and reasonably required in connection with the sale of Registrable Securities.
          The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company and the underwriter such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request.
          No holder of Registrable Securities shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.
          Each holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in clauses (B) through (E) of subdivision (vii) of this Section 3.3, such holder will forthwith discontinue such holder’s disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subdivision (vii) of this Section 3.3 and, if so directed by the Company, will deliver to the Company (at the Company’s reasonable expense) all copies, other than permanent file copies, then in such holder’s possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.
          3.4 Underwritten Offerings.
               (a) Requested Underwritten Offerings. If requested by the underwriters for any underwritten offering by holders of Registrable Securities pursuant to a registration requested under Section 3.1, the Company will enter into an underwriting agreement with such underwriters as provided in Section 3.3(vi). The holders of the Registrable Securities will cooperate with the Company in the negotiation of the underwriting agreement and will give consideration to the reasonable suggestions of the Company regarding the form thereof. The holders of Registrable Securities to be distributed by such underwriters shall be parties to such underwriting agreement.
               (b) Incidental Underwritten Offerings. If the Company at any time proposes to register any of its securities under the Securities Act as contemplated by Section 3.2 and such securities are to be distributed by or through one or more underwriters, the Company will, if requested by any holder of Registrable Securities as provided in Section 3.2 and subject to the provisions of Section 3.2(b), use its commercially reasonable efforts to arrange for such underwriters to include all the Registrable Securities to be offered and sold by such holder among the securities to be distributed by such underwriters. The holders of Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between the Company and the underwriters.

               (c) Holdback Agreement. Each holder of Registrable Securities who participates in a registration agrees by acquisition of such Registrable Securities, if so required by the managing underwriter, not to sell, make any short sale of, loan, grant any option for the purchase of, effect any public sale or distribution of or otherwise dispose of any securities of the Company, in violation of Regulation M under the Securities Act or during the 90 days (or such longer time as reasonably requested by the managing underwriter up to 120 days) after any underwritten registration pursuant to Section 3.1 or 3.2 has become effective, except as part of such underwritten registration, whether or not such holder participates in such registration; provided that the restrictions contained in this sentence shall not apply to the holders of Registrable Securities in any registration following the closing date of the offering if such holders and their Affiliates collectively beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) less than 5% of the outstanding Equity Securities. Each holder of Registrable Securities agrees that the Company may instruct its transfer agent to place stop transfer notations in its records to enforce this Section 3.4(c).
               (d) Participation in Underwritten Offerings. No Person may participate in any underwritten offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved, subject to the terms and conditions hereof, by the Company and the holders of a majority of Registrable Securities to be included in such underwritten offering and (ii) completes and executes all questionnaires, indemnities, underwriting agreements and other documents (other than powers of attorney) required under the terms of such underwriting arrangements.
          3.5 Indemnification.
               (a) Indemnification by the Company. In the event of any registration of any securities of the Company under the Securities Act, the Company will, and hereby agrees to, indemnify and hold harmless the holder of any Registrable Securities covered by such registration statement, its directors and officers, each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such holder or any such underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such holder or any such director or officer or underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto (including any related issuer free-writing prospectus) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation by the Company of the Securities Act or the Exchange Act applicable to the Company in connection with such registration, and the Company will reimburse such holder and each such director, officer, underwriter and controlling person for any legal or any other out-of-pocket expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding, provided that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement (including any issuer free-writing prospectus) in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such holder specifically stating that it is for use in the preparation thereof (the foregoing shall not limit the obligations of the Company to any other holder that did not provide such written information), and provided, further, that the Company shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or to any other Person, if any, who controls such underwriter within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of such Person’s failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, within the time required by the Securities Act to the Person asserting the existence of an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such final prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such holder or any such director, officer, underwriter or controlling person and shall survive the transfer of such securities by such holder.
               (b) Indemnification by the Sellers. The Company may require, as a condition to including any Registrable Securities in any registration statement filed pursuant to Section 3.2, that the Company shall have received an undertaking satisfactory to it from the prospective seller of such Registrable Securities, to indemnify and hold harmless (in the same manner and to the same extent as set forth in subdivision (a) of this Section 3.5) the Company, each director of the Company, each officer of the Company, each other person, if any, who controls the Company within the meaning of the Securities Act, each other selling shareholder in the offering, each Person who controls such other selling shareholder, each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such holder or any such underwriter within the meaning of the Securities Act, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto (including any related issuer free-writing prospectus) if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such seller specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement (or any related issuer free-writing prospectus). Any such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person and shall survive the transfer of such securities by such seller. Notwithstanding the foregoing, the indemnity obligation of each seller of Registrable Securities pursuant to this Section 3.5(b) shall be limited to an amount equal to the total proceeds (before deducting underwriting discounts and commissions and expenses) received by such seller for the sale of shares by such seller in a registration hereunder.
               (c) Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subdivisions of this Section 3.5, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action, provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subdivisions of this Section 3.5, except to the extent that the indemnifying party is actually materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that the indemnifying party may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement of any such action which is not solely a monetary settlement (which will be paid entirely by the indemnifying party) and does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability, or a covenant not to sue, in respect to such claim or litigation. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action the defense of which has been assumed by an indemnifying party without the consent of such indemnifying party.
               (d) Other Indemnification. Indemnification similar to that specified in the preceding subdivisions of this Section 3.5 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any Federal or state law or regulation of any governmental authority, other than the Securities Act.
               (e) Indemnification Payments. The indemnification of out-of-pocket expenses required by this Section 3.5 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expense is incurred.
               (f) Contribution. If the indemnification provided for in the preceding subdivisions of this Section 3.5 is unavailable to an indemnified party in respect of any expense, loss, claim, damage or liability referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such expense, loss, claim, damage or liability (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the holder or underwriter, as the case may be, on the other from the distribution of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the holder or underwriter, as the case may be, on the other in connection with the statements or omissions which resulted in such expense, loss, damage or liability, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the holder or underwriter, as the case may be, on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company, by the holder or by the underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, provided that the foregoing contribution agreement shall not inure to the benefit of any indemnified party if indemnification would be unavailable to such indemnified party by reason of the provisions contained in the first sentence of subdivision (a) of this Section 3.5, and in no event shall the obligation of any indemnifying party to contribute under this subdivision (f) exceed the amount that such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided for under subdivisions (a) or (b) of this Section 3.5 had been available under the circumstances.
          The Company and the holders of Registrable Securities agree that it would not be just and equitable if contribution pursuant to this subdivision (f) were determined by pro rata allocation (even if the holders and any underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth in the preceding sentence and subdivision (c) of this Section 3.5, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.
          Notwithstanding the provisions of this subdivision (f), no holder of Registrable Securities or underwriter shall be required to contribute any amount in excess of the amount by which (i) in the case of any such holder, the total proceeds (before deducting underwriting discounts and commissions and expenses) received by such holder from the sale of Registrable Securities or (ii) in the case of an underwriter, the total price at which the Registrable Securities purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that such holder or underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
          4. Securities Law Restrictions. To the extent required by the Subscription Agreement, the parties hereto acknowledge and agree that the Shares (and any Class A Common Shares issued upon conversion of the Class B Common Shares included therein) shall bear restrictive legends substantially in the forms set forth in the Subscription Agreement.
          5. Amendments and Waivers. This Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the prior written consent to such amendment, action or omission to act, of the holder or holders of a majority of Shares (as adjusted for splits, combination of shares, reclassification, recapitalization or like changes in capitalization and whether such Shares are in the form of Class A Common Shares or Class B Common Shares). Each holder of any Registrable Securities at the time or thereafter outstanding shall be bound by any consent authorized by this Section 5, whether or not such Registrable Securities shall have been marked to indicate such consent.

          6. Notices. Except as otherwise provided in this Agreement, all notices, requests and other communications to any Person provided for hereunder shall be in writing and shall be given to such Person (a) in the case of TW, c/o Time Warner Inc., One Time Warner Center, New York, NY 10019, (i) facsimile: +1 212 484 7167 to the attention of its General Counsel and (ii) facsimile: +1 212 484 7299 to the attention of the Senior Vice President — Mergers & Acquisitions, or at such other address or facsimile number, or to the attention of such other officer, as TW shall have furnished to the Company, (b) in the case of any other holder of Registrable Securities, at the address or facsimile number that such holder shall have furnished to the Company in writing, or, until any such other holder so furnishes to the Company an address or facsimile number, then to and at the address or facsimile of the last holder of such Registrable Securities who has furnished an address or facsimile number to the Company, or (c) in the case of the Company, c/o CME Development Corporation, 52 Charles Street, London W1J 5EU, United Kingdom, facsimile: +44 871 911 6275 to the attention of its General Counsel, or at such other address or facsimile number, or to the attention of such other officer, as the Company shall have furnished to each holder of Registrable Securities at the time outstanding. Each such notice, request or other communication shall be effective upon personal delivery or one day after being sent by overnight courier service or on the date of transmission if sent by facsimile (so long as for notices or other communications sent by facsimile, the transmitting facsimile machine records electronic conformation of the due transmission of the notice) provided that any such notice, request or communication to any holder of Registrable Securities shall not be effective until received.
          7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. In addition, the provisions of this Agreement which are for the benefit of the parties hereto other than the Company shall also be for the benefit of and enforceable by any subsequent holder of any Registrable Securities who has agreed in a written instrument to be delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, subject to the provisions respecting the minimum numbers or percentages of shares of Registrable Securities required in order to be entitled to certain rights, or take certain actions, contained herein.
          8. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns and, with respect to Section 3.5, the other Persons referred to as indemnified parties therein.
          9. Descriptive Headings. The headings of the articles, sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof or affect the interpretation hereof.
          10. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

          11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile or electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.
          12. Entire Agreement. This Agreement, together with the Subscription Agreement, the Investor Rights Agreement, dated as the date hereof, by and among the Company, TW, Ronald S. Lauder, RSL Investment LLC, RSL Investments Corporation and RSL Savannah (the “Investor Rights Agreement”), the TW Voting Agreement, that certain letter agreement by and between Ronald S. Lauder and TWMH dated as of March 22, 2009, and that certain letter agreement by and between the Company and TWMH, dated as of the date hereof, contain the entire agreement of the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties and their respective Affiliates, representatives and agents in respect of such subject matter.
          13. SUBMISSION TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK, NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF TO SUCH PARTY BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION 6. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.
          14. Severability. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
          15. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions this Agreement were not performed in accordance with their specific terms of were otherwise breached. It is accordingly agreed that the Parties shall be entitled to, in addition to the other remedies provided herein, specific performance of this Agreement and to enforce specifically the terms and provisions of this Agreement in any

New York Court in addition to the other remedies to which such Parties are entitled.
          16. Reporting Status and Public Information. With a view to making available the benefits of certain rules and regulations of the SEC with respect to the use of Form S-3 and the sale of restricted and control securities to the public without registration, the Company agrees, so long as any of TW, a TW Permitted Transferee (as defined in the Investor Rights Agreement) or an Other Permitted Transferee owns any Shares or Registrable Securities, to:
               (a) make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act (“Rule 144”), at all times;
               (b) use its commercially reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
               (c) furnish to such holder upon request, a written statement as to its compliance with the reporting requirements of Rule 144.
          17. TW Voting Agreement. In the event of any inconsistency or conflict between this Agreement and the TW Voting Agreement with respect to the voting of the TW Common Shares, each party hereto agrees that the TW Voting Agreement shall prevail to the extent of such inconsistency or conflict.
          18. Duration of Agreement. This Agreement shall terminate and become void and of no further force and effect upon the earlier to occur of (i) the mutual agreement of the Parties and (ii) the date on which TW, TW Permitted Transferees (as defined in the Investor Rights Agreement) and Other Permitted Transferees cease to own any Registrable Securities; provided that Sections 3.5 and 4 through 18 shall survive any termination of this Agreement.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
By:	/s/ Wallace MacMillan
	Name:	Wallace MacMillan
	Title:	Chief Financial Officer

Signature page to Registration Rights Agreement

TIME WARNER MEDIA HOLDINGS B.V.
By:	/s/ Stephen N. Kapner
	Name:	Stephen N. Kapner
	Title:	Director

Signature page to Registration Rights Agreement